Exhibit 99.1
TOWN SPORTS INTERNATIONAL HOLDINGS, INC.
REPORTS SECOND QUARTER 2016 RESULTS

New York, NY - July 28, 2016 - Town Sports International Holdings, Inc. (NASDAQ: CLUB) today reported financial results for its second quarter ended June 30, 2016.
Second Quarter Highlights

•	Total member count decreased 2,000 to 551,000 during Q2 2016 compared to an increase of 20,000 in Q2 2015 (Q2 2015 member count increase was associated with the roll out of the lower pricing model).

•	Membership monthly attrition averaged 3.5% per month in Q2 2016 compared to 4.0% per month in Q2 2015.

•
Q2 2016 net income was $20.7 million, or $0.79 diluted earnings per share, compared with Q2 2015 net loss of $31.1 million, or $1.26 loss per share. Net income for Q2 2016 included a gain on debt extinguishment of $38.5 million ($25.0 million, net of taxes). Net loss for Q2 2015 included a non-cash goodwill impairment charge of $31.6 million and non-cash fixed asset impairment charge of $1.0 million. The goodwill impairment charge had a non-cash income tax benefit of $11.9 million. The fixed asset impairment charge did not have any tax effect due to the impact of the Company’s tax valuation allowance in Q2 2015.

•	Adjusted EBITDA was $9.6 million in Q2 2016, an increase of 74.8% compared to Adjusted EBITDA of $5.5 million in Q2 2015 (refer to the reconciliation at the end of this earnings release).

•
In Q2 2016, TSI Holdings settled two transactions to purchase a total of $71.1 million principal amount of debt outstanding under the 2013 Senior Credit Facility for $29.8 million, or an average of 42% of face value. The purchased debt was transferred to Town Sports International, LLC and cancelled upon settlement.

Patrick Walsh, Executive Chairman of TSI, commented: “We were particularly pleased with our Adjusted EBITDA and margin growth of 75% and 87% respectively, during the quarter.  In less than one year, management has increased Adjusted EBITDA margins by 442 basis points.  These results are a testament to the hard work and dedication of our current team of more than 7,000 employees supporting our effort to improve the Company’s operational efficiency. Our primarily focus now is to strengthen our membership base and increase revenue.”
Total revenue for Q2 2016 was $100.9 million compared to $108.3 million for Q2 2015. The revenue decrease was primarily due to club closures in 2015 and the first half of 2016, a decrease in initiation and processing fees, and a decline in sales volume for our personal training products.

Q2 2016 vs. Q2 2015
(in millions)
Membership revenue	$76.9 vs. $81.8 (down 5.9%)
Personal training revenue	$17.7 vs. $19.3 (down 8.5%)
Total operating expenses for Q2 2016 was $102.4 million compared to $149.7 million for Q2 2015. The 2015 period included fixed asset and goodwill impairment charges of $32.6 million. Not including from these items, operating expenses decreased $14.8 million primarily reflecting the results of our cost savings initiatives, in particular, overhead and club level savings as well as savings in General and administrative expenses.

Q2 2016 vs. Q2 2015
(in millions)
Payroll and related	$38.2 vs. $46.1 (down 17.3%)
Club operating	$46.8 vs. $50.8 (down 7.9%)
General and administrative	$6.5 vs. $8.0 (down 18.6%)
Total cash as of June 30, 2016 was $58.9 million and total debt was $203.0 million, for net debt of $144.1 million. This was a decrease of 27.7% compared to the net debt as of December 31, 2015. Total cash as of December 31, 2015 was $76.2 million and total debt was $275.4 million, for net debt of $199.2 million.

Forward-Looking Statements:
This release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding future financial results and performance, potential sales revenue, potential club closures, results of cost savings initiatives, and other statements that are predictive in nature or depend upon or refer to events or conditions, or that include words such as “outlook”, “believes”, “expects”, “potential”, “continues”, “may”, “will”, “should”, “seeks”, “approximately”, “predicts”, “intends”, “plans”, “estimates”, “anticipates”, “target”, “could” or the negative version of these words or other comparable words. These statements are subject to various risks and uncertainties, many of which are outside the Company’s control, including, among others, the level of market demand for the Company’s services, economic conditions affecting the Company’s business, the success of our pricing strategy, the geographic concentration of the Company’s clubs, competitive pressure, the ability to achieve reductions in operating costs and to continue to integrate acquisitions, outsourcing of certain aspects of our business, environmental matters, the application of Federal and state tax laws and regulations, any security and privacy breaches involving customer data, the levels and terms of the Company’s indebtedness, and other specific factors discussed herein and in other releases and public filings made by the Company (including the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission). The Company believes that all forward-looking statements are based on reasonable assumptions when made; however, the Company cautions that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made, and the Company undertakes no obligation to update these statements in light of subsequent events or developments. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.
About Town Sports International Holdings, Inc.:
New York-based Town Sports International Holdings, Inc. is one of the leading owners and operators of fitness clubs in the Northeast and mid-Atlantic regions of the United States and, through its subsidiaries, operated 149 fitness clubs as of June 30, 2016, comprising 102 New York Sports Clubs, 27 Boston Sports Clubs, 12 Washington Sports Clubs (one of which is partly-owned), five Philadelphia Sports Clubs, and three clubs located in Switzerland. These clubs collectively served approximately 551,000 members as of June 30, 2016. In addition, the Company also owned two BFX Studio locations and had one partly-owned club that operated under a different brand name in Washington, D.C. as of June 30, 2016. For more information on TSI, including the Company's Form 10-Q for the quarterly period ended June 30, 2016, visit http://investor.mysportsclubs.com.
Until further notice, the Company will not be hosting conference calls to discuss quarterly results. The Company intends to continue to issue press releases reporting quarterly and annual earnings.
From time to time the Company may use its Web site as a channel of distribution of material company information. Financial and other material information regarding the Company is routinely posted on and accessible at http://investor.mysportsclubs.com. In addition, you may automatically receive email alerts and other information about the Company by enrolling through the “Email Alerts” section at http://investor.mysportsclubs.com.
Town Sports International Holdings, Inc., New York
Contact Information:
Investor Contact:
(917) 765-9974
Investor.relations@town-sports.com

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
As of June 30, 2016 and December 31, 2015
(All figures in thousands)
(Unaudited)

	June 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$58,929	$76,217
Accounts receivable, net	1,370	1,923
Inventory	244	337
Deferred tax assets	—	1,549
Prepaid corporate income taxes	—	6,895
Prepaid expenses and other current assets	8,655	13,170
Total current assets	69,198	100,091
Fixed assets, net	182,196	195,341
Goodwill	1,053	1,025
Intangible assets, net	153	171
Deferred tax assets	—	219
Deferred membership costs	1,850	3,029
Other assets	2,694	3,225
Total assets	$257,144	$303,101
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current portion of long-term debt	$2,082	$2,810
Accounts payable	2,761	2,615
Accrued expenses	26,155	26,129
Accrued interest	116	129
Deferred revenue	41,818	40,225
Corporate income taxes payable	8,779	—
Deferred tax liabilities	—	236
Total current liabilities	81,711	72,144
Long-term debt	195,153	263,930
Deferred lease liabilities	51,119	51,136
Deferred tax liabilities	61	1,593
Deferred revenue	357	319
Other liabilities	10,101	10,224
Total liabilities	338,502	399,346
Stockholders’ deficit:
Common stock	24	24
Additional paid-in capital	(6,953)	(8,386)
Accumulated other comprehensive loss	(928)	(523)
Accumulated deficit	(73,501)	(87,360)
Total stockholders’ deficit	(81,358)	(96,245)
Total liabilities and stockholders’ deficit	$257,144	$303,101

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three and Six Months Ended June 30, 2016 and 2015
(All figures in thousands except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues:
Club operations	$99,406	$106,741	$199,212	$216,629
Fees and other	1,529	1,555	3,068	3,091
	100,935	108,296	202,280	219,720
Operating Expenses:
Payroll and related	38,173	46,137	77,559	92,997
Club operating	46,783	50,821	94,413	102,106
General and administrative	6,544	8,039	13,410	16,448
Depreciation and amortization	10,897	12,178	22,082	23,852
Impairment of fixed assets	—	1,014	—	2,151
Impairment of goodwill	—	31,558	—	31,558
	102,397	149,747	207,464	269,112
Operating loss	(1,462)	(41,451)	(5,184)	(49,392)
Gain on extinguishment of debt	(38,497)	—	(38,497)	—
Interest expense	3,492	5,188	7,569	10,358
Equity in the earnings of investees and rental income	(89)	(579)	(146)	(1,190)
Income (loss) before provision (benefit) for corporate income taxes	33,632	(46,060)	25,890	(58,560)
Provision (benefit) for corporate income taxes	12,899	(14,992)	12,082	(14,728)
Net income (loss)	$20,733	$(31,068)	$13,808	$(43,832)
Earnings (loss) per share:
Basic	$0.81	$(1.26)	$0.54	$(1.79)
Diluted	$0.79	$(1.26)	$0.54	$(1.79)
Weighted average number of shares used in calculating earnings (loss) per share:
Basic	25,638,070	24,590,759	25,355,393	24,503,624
Diluted	26,165,827	24,590,759	25,735,612	24,503,624

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA
For the Three Months Ended June 30, 2016 and 2015
(All figures in thousands)
(Unaudited)

	Quarter Ended June 30,
	2016	2015
Net income (loss)	$20,733	$(31,068)
Interest expense, net of interest income	3,492	5,188
Provision (benefit) for corporate income taxes	12,899	(14,992)
Depreciation and amortization	10,897	12,178
EBITDA	48,021	(28,694)
Gain on extinguishment of debt	(38,497)	—
Impairment of fixed assets	—	1,014
Impairment of goodwill	—	31,558
Net costs related to closing clubs and other cost savings initiatives	49	1,109
Separation expense related to our former Chief Executive Officer	—	856
Non-cash rental income from former tenant (1)	—	(492)
Rent related to building financing arrangement (2)	—	(187)
Legal and other costs in connection with changes to the Board of Directors	—	314
Adjusted EBITDA	$9,573	$5,478

(1)	Represents non-cash rental income from our former tenant in connection with the East 86th Street building financing arrangement.

(2)	Rent paid in connection with our previously owned club at the East 86th Street property was recorded as interest expense on the consolidated statement of operations.

Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA
EBITDA consists of net income (loss) plus interest expense (net of interest income), provision (benefit) for corporate income taxes, and depreciation and amortization. Adjusted EBITDA is the Company’s EBITDA excluding certain items, such as any fixed asset or goodwill impairments, gain (loss) on extinguishment of debt and net occupancy gain (loss) related to club closures. In the case of Q2 2016 Adjusted EBITDA also excludes cost savings initiatives. In the case of Q2 2015, Adjusted EBITDA also excludes non-cash rental income from a former tenant, rent related to building financing arrangement, legal and other costs in connection with changes to the Board of Directors, as well as separation expense related to our former Chief Executive Officer. EBITDA is not a measure of liquidity or financial performance presented in accordance with GAAP. EBITDA, as we define it, may not be identical to similarly titled measures used by some other companies.
EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for net income (loss), operating income (loss), cash flows from operating activities or other cash flow data prepared in accordance with GAAP. The items excluded from EBITDA, but included in the calculation of reported net income and operating income, are significant and must be considered in performing a comprehensive assessment of our performance.
Investors or prospective investors in the Company regularly request EBITDA as a supplemental analytical measure to, and in conjunction with, our GAAP financial data. We understand that these investors use EBITDA, among other things, to assess our ability to service our existing debt and to incur debt in the future, to evaluate our executive compensation programs, to assess our ability to fund our capital expenditure program, and to gain insight into the manner in which the Company’s management and board of directors analyze our performance. We believe that investors find the inclusion of EBITDA in our press releases to be useful and helpful to them.
Our management and board of directors also use EBITDA as a supplemental measure to our GAAP financial data for purposes broadly similar to those used by investors.
The purposes to which EBITDA may be used by investors, and is used by our management and board of directors, include the following:

•	The Company is required to comply with financial covenants and borrowing limitations that are based on variations of EBITDA as defined in our 2013 Senior Credit Facility, as amended.

•
Our discussions with prospective lenders and investors in recent years, including in relation to our 2013 Senior Credit Facility, have confirmed the importance of EBITDA in their decision-making processes relating to the making of loans to us or investing in our debt securities.

•	The Company uses EBITDA as a key factor in determining annual incentive bonuses for executive officers (as discussed in our proxy statement).

•	The Company considers EBITDA to be a useful supplemental measure to GAAP financial data because it provides a performance measure to assess results without regard to capital structure and taxes.

•	Quarterly, equity analysts who follow our company often report on our EBITDA with respect to valuation commentary.
Adjusted EBITDA has similar uses and limitations as EBITDA. We have excluded additional items in the calculation of Adjusted EBITDA because management believes that this metric is useful in making period to period comparisons of our performance. We do not, and investors should not, place undue reliance on EBITDA or Adjusted EBITDA as a measure of our performance.